Exhibit 10.5

                                Powerraise, Inc.
                               1687 West Broadway
                             Vancouver, B.C., Canada
                                  (604)736-6767

                                October 17, 2007

Strictly Confidential
Mr. Dan Avidan
Teleclick Technologies Ltd.
7 Gibori Israel St.
Natanya 42504
Israel

Re: Due Diligence of Teleclick

Dear Avidan:

     Powerraise, Inc. ("Powerraise") appreciates the opportunity to discuss with Teleclick ("Teleclick") a potential transaction on terms and conditions to be negotiated. In order to pursue our interest in Teleclick, Powerraise would like to conduct a due diligence review of Teleclick business and its technology. Accordingly, the parties agree as follows:

     1. Due Diligence. Teleclick and its representatives shall enable the officers, accountants, counsel, bankers and other representatives of Powerraise access to its properties, books, records, personnel, business and other relationships, and will fully cooperate in order that Powerraise shall have full opportunity to make such investigation as it desires to make.

     2. Payments to Teleclick. Upon execution of this letter agreement, and on October 17, 2007, Powerraise shall pay Teleclick the sum of US $ 80,000.

     3. Exclusivity. in consideration hereof, Teleclick shall not, directly or indirectly, through any director, officer, member, manager, employee, agent, creditor, representative or otherwise (and each of said parties shall use reasonable efforts to insure such persons shall not directly or indirectly) (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person or entity relating to (x) any business combination with respect to Teleclick or the business or assets of Teleclick; or (y) the sale of any of the assets and/or securities of Teleclick (an "Alternative Transaction"), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Alternative Transaction, or furnish to any other person or entity any information with respect to the assets or business of Teleclick or its business for the purposes of pursuing a possible Alternative Transaction with any other party, or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other person or entity to do any of the foregoing. Teleclick shall promptly notify Powerraise of any proposal or inquiry made to it or any of its directors, officers, members, managers, creditors, employees, agents, representatives, or otherwise with respect to any of the foregoing.
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     4. Confidentiality. Except as required by applicable law, neither party shall disclose nor permit its officers, representatives, agents or employees to discuss the existence or terms of this letter agreement to any third party.

     5. Binding Effect; Termination. The parties agree to negotiate in good faith the terms and conditions of the definitive agreements with respect to a potential transaction. The parties will use their best efforts to effectuate the closing of a transaction on or before October 31, 2007, 2007; PROVIDED, however, that this letter agreement will terminate upon written notice by Powerraise to Teleclick at any time prior thereto at which point the parties shall no longer have any rights or obligations with respect to this agreement.

     6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein without giving effect to conflict of law principles.

     7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     8. Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If the foregoing accurately sets forth our agreement, please execute where indicated below and return a fully executed copy of this letter agreement to our attention, whereupon it shall become a valid and binding agreement between us in accordance with the terms hereof.

                                     Very truly yours,

                                     POWERRAISE,

                                     By:/s/ Shlomo Friedman
                                        ------------------------------
                                     Name:  Shlomo Friedman
                                     Title: President.

AGREED TO AND ACCEPTED
AS OF THIS 17th DAY OF OCTOBER, 2007
TELECLICK TECHNOLOGES LTD

By: /s/ Dan Avidan
   --------------------------
Name:  Dan Avidan
Title: Director